UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 9, 2010

ACCELRYS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27188	33-0557266
(State or Other Jurisdiction of Incorporation)	Commission File Number	(I.R.S. Employer Identification Number)

10188 Telesis Court, San Diego, California 92121-4779

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 799-5000

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2010, the Human Resources Committee (the “Committee”) of the Board of Directors of Accelrys, Inc. (the “Company”), based in part on input from management, approved a management incentive plan for the first quarter of fiscal year 2011 (the “First Quarter Incentive Plan”). Pursuant to the First Quarter Incentive Plan, the Company’s management-level employees will be eligible to receive cash bonuses based on the Company’s achievement of certain corporate goals specified in the First Quarter Incentive Plan, including achieving certain non-GAAP operating income and product orders targets and individual performance objectives. These bonuses are designed to attract, motivate, retain and reward the Company’s management-level employees.

Under the First Quarter Incentive Plan, the Company’s executive officers and other management-level employees eligible to participate in the First Quarter Incentive Plan will have quarterly bonus targets equal to (i) 15% of their normal annual bonus targets, multiplied by (ii) their respective base salaries.

Payouts under the First Quarter Incentive Plan will vary dependent upon the level of achievement of the specified corporate and individual goals, and will range from zero to two times the targeted bonus amount. The Committee will make all final determinations regarding the achievement of goals and the payment of bonuses pursuant to the First Quarter Incentive Plan and has the ability to modify, suspend or terminate the First Quarter Incentive Plan at any time.

The foregoing description is intended only as a summary of the material terms of the First Quarter Incentive Plan and is qualified in its entirety by reference to the full First Quarter Incentive Plan, a copy of which is attached as Exhibit 10.1 to this Form 8-K and is hereby incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	First Quarter Fiscal Year 2011 Management Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELRYS, INC.

By:	/s/ David R. Mersten
David R. Mersten
Senior Vice President, General Counsel and Secretary

Date: April 15, 2010